As filed with the Securities and Exchange Commission on September 9, 2008 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRAN TIERRA ENERGY INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	98-0479924 (I.R.S. Employer Identification Number)

300, 611-10th Avenue S.W.
Calgary, Alberta T2R 0B2
Canada
(403) 265-3221
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dana Coffield
President & Chief Executive Officer
300, 611-10th Avenue S.W.
Calgary, Alberta T2R 0B2
Canada
(403) 265-3221
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Nancy Wojtas, Esq.
Brett White, Esq.
Cooley Godward Kronish llp
Five Palo Alto Square, 4th Floor
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐        Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)            Smaller reporting company ☐

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	131,363,112	$4.205	$552,381,886	$22,041

(1)
Represents (i) up to 124,217,174 shares of common stock that may be issued upon exchange or redemption of up to 124,217,174 exchangeable shares that may be issued by Gran Tierra Exchangeco Inc. (“Exchangeco”), a subsidiary of Gran Tierra Energy Inc. (“Gran Tierra”), and up to 7,145,938 shares that may be issued upon exercise of warrants to purchase common stock assumed by Gran Tierra in connection with the combination (the “Transaction”) of the registrant and Solana Resources Limited (“Solana”). Also includes, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions. For purposes of determining the fee payable in connection with this registration statement, the registrant has assumed that 124,217,174 exchangeable shares of Exchangeco will be issued in the Transaction and 7,145,938 Gran Tierra shares will be issuable upon exercise of warrants assumed by Gran Tierra in the Transaction. Under all circumstances the maximum aggregate number of shares of common stock registered hereby that may be issued is 131,363,112 (and any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions). Accordingly, the maximum aggregate offering price and the amount of the registration fee are based on this maximum aggregate number of shares that may be issued.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average high and low per share prices of Gran Tierra common stock on September 3, 2008, as reported on the American Stock Exchange ($4.205 per share).

(3)
In accordance with Rule 457(b), the total registration fee is reduced by $20,136 which was the fee paid by the registrant to the Securities and Exchange Commission with respect to the Joint Management Information Circular and Proxy Statement filed by Gran Tierra on Schedule 14A with the Securities and Exchange Commission on September 9, 2008, with respect to the Transaction (Commission File Number 001-34018).

___________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 9, 2008

PRELIMINARY PROSPECTUS

131,363,112 Shares

Common Stock

This prospectus relates to the issuance from time to time of:

•
up to 124,217,174 shares of our common stock that may be issued upon the exchange of the exchangeable shares of Gran Tierra Exchangeco Inc., an indirect wholly-owned Canadian subsidiary of ours, which we refer to as Exchangeco in this prospectus, and

•	up to 7,145,938 shares of our common stock that may be issued upon the exercise of warrants assumed by us in the consolidation of Gran Tierra with Solana Resources Limited, an Alberta corporation.

Our consolidation with Solana, in which Solana will become an indirect wholly-owned subsidiary of Gran Tierra, and in which we will issue to the holders of Solana common stock shares of our common stock, or exchangeable shares, and we will assume warrants to purchase shares of Solana common stock which will then become warrants to purchase our common stock, is referred to in this document as the “Solana transaction.” The number of shares of our common stock issuable upon exchange of the exchangeable shares assumes that the maximum number of exchangeable shares that can be issued in the Solana transaction will be issued. The shares of common stock covered by this prospectus will not be issued until after the Solana transaction has been completed. Except as otherwise indicated, all of the information presented in this prospectus assumes that the Solana transaction will be completed. The Solana transaction is described under the caption entitled “The Solana Transaction” beginning on page 1.

Because the shares of our common stock offered by this prospectus to be issued in exchange for, or upon the redemption of, the exchangeable shares, we will not receive any cash proceeds from the issuance of shares of our common stock upon exchange of exchangeable shares in connection with this offering. We will receive up to approximately Cdn.$15,000,000, or approximately Cdn.$2.10 per share, upon exercise of the warrants assumed by us. We are paying all expenses of registration incurred in connection with this offering.

Our common stock is traded on the American Stock Exchange under the symbol “GTE” and on the Toronto Stock Exchange under the symbol “GTE”. On September 5, 2008, the closing price of our common stock was US$4.45 per share on the American Stock Exchange and Cdn$4.74 per share on the Toronto Stock Exchange.

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Investing in our common stock involves risks. Before making any investment in our securities, you should read and carefully consider risks described in “Risk Factors” beginning on page 4 of this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is             , 2008.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	4
Special Note Regarding Forward-Looking Statements	4
Use Of Proceeds	5
Plan Of Distribution	5
Income Tax Consequences	8
Legal Matters	14
Experts	14
Where You Can Find More Information	15

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any free-writing prospectus that we authorize to be distributed to you. We have not authorized anyone to provide you with information different from or in addition to that contained in this prospectus or any related free-writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

i.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including “Risk Factors” and our financial statements and the notes thereto included elsewhere in this prospectus and in our filings with the Securities and Exchange Commission and incorporated into this document by reference.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “Gran Tierra,” “we,” “us,” and “our,” refer to Gran Tierra Energy Inc., a Nevada corporation, and our subsidiaries.

Our Company

Gran Tierra Energy Inc. is an international oil and gas exploration and production company operating in South America, headquartered in Calgary, Canada, incorporated in the United States. We hold interests in producing and prospective properties in Argentina, Colombia and Peru. We have a strategy that focuses on growing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth.

Recent Developments

Reserves Update

In July 2008, we announced our estimates of reserves of the Costayaco oil field, located in Colombia, as of the end of June 2008. We now estimate proved reserves of the Costayaco oil field of 20.54 million barrels of oil, with net of royalty reserves of the Costayaco oil field now being 6.67 million barrels of oil.

The Solana Transaction

On July 28, 2008, Gran Tierra entered into an arrangement agreement with Solana Resources Limited and Gran Tierra Exchangeco Inc., an indirect wholly-owned Canadian subsidiary of ours, which we refer to as Exchangeco in this prospectus. The arrangement agreement provides for the acquisition of all of the outstanding shares of Solana common stock through the execution of a statutory plan of arrangement under Canadian law, whereby Exchangeco would acquire the common shares of Solana and Solana would become an indirect, wholly-owned subsidiary of Gran Tierra.

•
Under the terms of the arrangement agreement, in exchange for each share of Solana common stock held, Solana shareholders will receive either (i) 0.9527918 of a share of Gran Tierra common stock or (ii) 0.9527918 of a share of the common stock of a Canadian subsidiary of Gran Tierra, an exchangeable share that may be exchanged for one share of Gran Tierra common stock at the election of the holder for a period of five years.

•
Warrants to purchase 7,500,000 shares of Solana common stock at an exercise price of Cdn$2.00 per share are currently outstanding. Such warrants will, after the effective time of the arrangement, if not exercised or acquired for cash in or prior to the Solana transaction, represent the right to purchase shares of our common stock. Under the arrangement, the number of shares of our common stock issuable upon exercise of the warrants after the effective time of the arrangement will be equal to 7,145,938 (or such lesser number of shares if a portion of the warrants have been exercised or acquired for cash to the effective time of the arrangement) multiplied by the exchange ratio, and the exercise price for such warrants will be approximately Cdn$2.10.

•
Options to purchase up to approximately 3,945,000 shares of Solana common stock at a weighted average exercise price of Cdn$1.89 per share are currently outstanding. The plan of arrangement provides that the options can be converted to cash or Solana common shares pursuant to a formula set forth in the plan of arrangement or, if the optionholder will be a director, officer, employee or consultant of Gran Tierra or a subsidiary of Gran Tierra immediately subsequent to the consummation of the Solana transaction, the optionholder can elect to cause the Solana options to become options to purchase shares of Gran Tierra common stock based on a formula set forth in the plan of arrangement.

•
As an inducement for each party to enter into the arrangement agreement, contemporaneously with the execution of the arrangement agreement, certain directors and officers of Solana and Gran Tierra, entered into additional agreements (that would become terminable upon any termination of the arrangement agreement in accordance with its terms) whereby each of the parties agreed, among other things, to vote all of her or his shares of common stock held in the respective company: (i) in favor of the adoption of the arrangement agreement; and (ii) generally against any action or agreement that is intended, or would reasonably be expected, to delay, prevent or adversely affect the Solana transaction.

•
The Solana transaction, which is expected to close prior to November 15, 2008, is subject to United States and foreign regulatory approvals, approval by holders of stock of both companies and other customary conditions. The arrangement agreement also contains mutual representations and warranties of the parties covering customary matters. Each of the parties also makes various covenants in the arrangement agreement, including those requiring the parties to use reasonable efforts to consummate the transaction and prohibiting the parties from taking certain actions that would impede the consummation of the transaction.

1.

•
The arrangement agreement may be terminated by either Gran Tierra or Solana under certain circumstances set forth in the arrangement agreement, including, among other circumstances, the failure of the plan of arrangement to be consummated on or before November 15, 2008, the failure of Solana shareholders to approve the plan of arrangement, the failure of the Gran Tierra stockholders to approve the issuance of shares contemplated by the plan of arrangement and the failure to obtain the necessary regulatory approvals. If the arrangement agreement is terminated (i) in certain circumstances following the receipt by Solana of a superior proposal or (ii) as a result of Solana’s board of directors changing its recommendation in favor of the plan of arrangement, the arrangement agreement or the transactions contemplated by the arrangement agreement, Solana will be obligated to pay a termination fee to Gran Tierra in the amount of $21 million. If the arrangement agreement is terminated as a result of Gran Tierra’s board of directors changing its approval or recommendation of the arrangement agreement, the plan of arrangement and the other transactions contemplated by the arrangement agreement, Gran Tierra will be obligated to pay a termination fee to Solana in the amount of $21 million. A party to the arrangement agreement may recover up to $1.5 million of its expenses in the event of a failure to satisfy a certain condition in the arrangement agreement.

Colombian Participation Agreement

Gran Tierra is party to a Colombian Participation Agreement, dated June 22, 2006, between Argosy Energy International, Gran Tierra Energy Inc. and Crosby Capital, LLC, as amended, the “Colombian Participation Agreement”, entered into in connection with Gran Tierra’s original acquisition of its interests in Colombia, pursuant to which Gran Tierra is obligated to pay specified amounts based on production from the properties acquired. In July 2008, Gran Tierra negotiated an amendment to the Colombian Participation Agreement to provide that, in the event that the Arrangement is consummated, Gran Tierra will issue two million shares of Gran Tierra common stock to the holders of the rights to receive payments under that agreement, in consideration for the holders agreeing that their rights to receive payments on production from the properties Gran Tierra acquired would not apply to Solana’s interests in the properties in which Solana and Gran Tierra have joint working interests, even after the combination of the two companies. In the event that combination of Gran Tierra and Solana does not occur, then Gran Tierra would not be obligated to issue the two million shares, and the rights of the royalty holders under the Colombian Participation Agreement would not be affected.

Corporate Information

Gran Tierra Energy Inc. was incorporated under the laws of the State of Nevada on June 6, 2003, under the name of Goldstrike Inc. Our principal executive offices are located at 300, 611 - 10th Avenue S.W., Calgary, Alberta T2R 0B2, Canada. The telephone number at our principal executive offices is (403) 265-3221. Our website address is www.grantierra.com. Information contained on our website is not deemed part of this prospectus.

The Offering

The following is a brief summary of the offering. You should read the entire prospectus carefully, including “Risk Factors” and the information, including financial information relating to Gran Tierra, included in our filings with the Securities and Exchange Commission, or SEC, and incorporated in this document by reference.

Securities Offered	131,363,112 shares of our common stock. (1)
Use of Proceeds

We will not receive any cash proceeds from the shares of our common stock that will be issued in exchange for or upon redemption of the exchangeable shares.

We may receive up to Cdn$15,000,000 (approximately US$14,101,720 assuming a Canadian/US dollar exchange rate of US$0.94 per one Canadian dollar, the noon buying rate of the Federal Reserve Bank of New York on September 5, 2008) in net cash proceeds in connection with the exercise of the Solana warrants if no warrants have been exercised or acquired for cash to the effective time of the arrangement. If received, we will use any of the proceeds for general corporate purposes.

Trading	Our common stock is traded on the American Stock Exchange under the symbol “GTE” and on the Toronto Stock Exchange under the symbol “GTE.”

2.

Dividend Policy	We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business.
Risk Factors

See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the shares of our common stock being offered by us in this document.

(1)	The number of shares reflects:

•	up to 124,217,174 shares of our common stock that may be issued upon the exchange of the exchangeable shares of Exchangeco, and

•	up to 7,145,938 shares of our common stock that may be issued upon the exercise of warrants assumed by us in the Solana transaction.

Solana shareholders will either receive shares of our common stock or exchangeable shares in the Solana transaction. Solana optionholders may elect to convert their Solana options into Solana common shares immediately prior to the Solana transaction, in which case they would become Solana shareholders, or may elect to receive a cash payment for their Solana stock options. The number of shares of our common stock issuable upon exchange of exchangeable shares, as reflected above, assumes that all Solana stockholders receive exchangeable shares in the Solana transaction and that all Solana optionholders elect to receive Solana common shares in exchange for their Solana stock options immediately prior to the completion of the Solana transaction. The number of shares actually issuable upon exchange of exchangeable shares will be reduced by the number of shares of our common stock issued directly to Solana stockholders in the Solana transaction, as well as to the extent that Solana optionholders do not elect to convert their Solana stock options into Solana common shares immediately prior to the completion of the Solana transaction.

Warrants to purchase 7,145,938 shares of Solana common stock, if not exercised or acquired for cash in or prior to the Solana transaction, will, after the completion of the Solana transaction, represent warrants to purchase shares of our common stock. We refer to these warrants as the Solana warrants. The Solana warrants will represent the right to purchase up to 7,145,938 shares of our common stock, and will be exerciseable for approximately Cdn$2.10 per share, or up to a maximum of Cdn$15 million, if no warrants to purchase Solana shares are exercised or acquired for cash in or prior to the Solana transaction and all Solana warrants are exercised.

3.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the risk factors described in our Quarterly Report on Form 10-Q, filed with the SEC on August 11, 2008, and the risk factors set forth in our preliminary Joint Proxy Statement filed with the SEC on September 9, 2008, each of which is incorporated by reference in this prospectus, and the other information contained or incorporated by reference in this prospectus, you should carefully consider the risk factors described below before making an investment decision. The risks and uncertainties described below and incorporated by reference are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may impair our future business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

The Exchange of Your Exchangeable Shares is Generally Taxable.

Based on the tax laws as of the date of this prospectus, the exchange of exchangeable shares for shares of Gran Tierra common stock is generally a taxable event in Canada and may be a taxable event in the United States. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder, the method of the exchange and the length of time that the exchangeable shares were held prior to the exchange. Canadian and United States federal income tax consequences will vary depending on your particular circumstances. We strongly urge you to consult your tax advisor as to the tax consequences of exchanging your exchangeable shares for Gran Tierra common stock. See “Income Tax Consequences.”

The Market Price of Our Common Stock May Be Less Than the Market Price of the Exchangeable Shares.

Gran Tierra common stock is listed on the American Stock Exchange and on the Toronto Stock Exchange, and the exchangeable shares are to be listed on the Toronto Stock Exchange. We do not intend to list the exchangeable shares or Gran Tierra common stock on any other stock exchange in Canada or in the United States. As a result, the price at which the exchangeable shares trade is expected to be based upon the market for such shares on the Toronto Stock Exchange, and the price at which the shares of Gran Tierra common stock trade is based upon the market for such shares on the American Stock Exchange and/or on the Toronto Stock Exchange. Although Gran Tierra believes that the market price of the exchangeable shares on the Toronto Stock Exchange and the market price of the Gran Tierra common stock on the American Stock Exchange and/or on the Toronto Stock Exchange should reflect essentially equivalent values, there can be no assurance that the market price of the Gran Tierra common stock will be identical, or even similar, to the market price of the exchangeable shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

4.

USE OF PROCEEDS

We will receive no net proceeds from the issuance of the shares of our common stock offered in this prospectus for issuance upon exchange or redemption of exchangeable shares.

Upon completion of the plan of arrangement, the Solana warrants will be exercisable, at an exercise price of approximately Cdn$2.10 per share of our common stock, for up to 7,145,938 shares of our common stock, assuming none of the warrants held by holders of Solana warrants elect to exercise their warrants prior to the Solana transaction, or have their warrants acquired for cash in the Solana transaction. As a result, we may receive up to Cdn$15 million (approximately US$14,101,720 assuming a Canadian/US dollar exchange rate of US$0.94 per one Canadian dollar, the noon buying rate of the Federal Reserve Bank of New York on September 5, 2008) in net cash proceeds in connection with the exercise of the Solana warrants if all such warrants are exercised, based on the assumption stated immediately above. If received, we will use any such proceeds for general corporate purposes. This offering is not being conducted for capital raising purposes, but rather to facilitate the completion of the Solana transaction.

PLAN OF DISTRIBUTION

We will distribute the shares of our common stock covered by this prospectus only upon:

•	exchange or redemption of the exchangeable shares of Exchangeco, or

•	exercise of the Solana warrants,

each as described below, and no broker, dealer or underwriter has been engaged in connection with the exchange, redemption or exercise of Solana warrants.

Exchangeable Shares

Optional Retraction of Exchangeable Shares

The exchangeable shares will be issued by Exchangeco in connection with the Solana transaction. If you become a holder of exchangeable shares, you will be entitled at any time to require Exchangeco to redeem, subject to the overriding retraction call right of another of our Canadian subsidiaries (“Callco”), any or all of your exchangeable shares for a price per exchangeable share equal to one share of our common stock and (provided that you hold the exchangeable share on the applicable dividend record date), on the payment date for any declared and unpaid dividends, an amount in cash equal to such dividends on that exchangeable share.

In order to exercise this right, you must deliver to Exchangeco at its registered office or at an office of Exchangeco’s transfer agent, among other things, a written retraction request and the certificates representing the exchangeable shares to be redeemed. You must state in your request the business day on which you desire Exchangeco to redeem your exchangeable shares, which business day must be 10 to 15 business days after your request is received by Exchangeco. If you fail to specify a business day in your request, the retraction date will be the 15th business day after your request is received by Exchangeco.

If you exercise this retraction right to require that Exchangeco redeem any of your exchangeable shares, Callco will have an overriding retraction call right, which is Callco’s right to purchase all but not less than all of those exchangeable shares for a price per exchangeable share equal to one share of corresponding Gran Tierra common stock and (provided that you hold the exchangeable share on the applicable dividend record date), on the payment date for any declared and unpaid dividends, an amount in cash equal to such dividends on that exchangeable share. Upon receipt of your retraction request, Exchangeco will immediately notify Callco, which must then advise Exchangeco within five business days as to whether it will exercise its retraction call right. If Callco does not so advise, Exchangeco will notify you as soon as possible thereafter that Callco will not exercise its retraction call right. If Callco advises Exchangeco that Callco will exercise its retraction call right within the five business day period, then the retraction request will be considered only to be an offer by you to sell the shares identified in your retraction request to Callco in accordance with Callco’s retraction call right.

You may revoke your retraction request, in writing, at any time prior to the close of business one business day before the contemplated date of retraction, in which case the exchangeable shares identified in the retraction request will not be purchased by Callco or redeemed by Exchangeco. Unless you revoke your retraction request, the shares identified in the retraction request will be redeemed by Exchangeco or purchased by Callco, as the case may be, and Exchangeco or Callco, as the case may be, will send you (i) a certificate representing the aggregate number of corresponding shares of our common stock, and (ii) on the payment date therefor, a check in an amount equal to the amount of the declared and unpaid dividends, if any, on the retracted or purchased exchangeable shares with a record date prior to the date of retraction or purchase (as the case may be), less any amounts withheld on account of tax.

5.

If, as a result of solvency requirements or applicable law, Exchangeco is not permitted to redeem all exchangeable shares identified in a retraction request, and Callco has not exercised its retraction call right, Exchangeco will redeem only those exchangeable shares tendered by you (rounded down to a whole number of shares) as would be permissible. In addition, if you do not revoke your retraction request, the retraction request will constitute notice from you to the trustee to exercise your exchange right under the voting and exchange trust agreement entered into by Gran Tierra, Exchangeco and a trustee in connection with the completion of the Solana transaction, which we refer to in this document as the “voting and exchange trust agreement,” and the trustee, on your behalf, will require Gran Tierra to purchase any exchangeable shares on the retraction date set forth in the retraction request

Redemption of Exchangeable Shares

On the redemption date for exchangeable shares, Exchangeco will, subject to Callco’s redemption call right, redeem all of its then outstanding exchangeable shares for a price per exchangeable share equal to one share of Gran Tierra common stock and (provided you hold the exchangeable share on the applicable dividend record date) on the payment date for any declared and unpaid dividends, an amount in cash equal to such dividends on that exchangeable share. Exchangeco will provide the registered holders of its exchangeable shares with at least 60 days prior written notice of the proposed redemption of the exchangeable shares by Exchangeco or the purchase of its exchangeable shares by Callco under the redemption call right described below.

Callco has an overriding right to purchase on the redemption date all of the outstanding exchangeable shares being redeemed (other than those held by Gran Tierra and its affiliates) for a price per exchangeable share equal to one share of corresponding Gran Tierra common stock and an amount in cash equal to the declared and unpaid dividends, if any, on that exchangeable share held by a holder on any dividend record date that occurred prior to the date of purchase of the share by Callco.

To exercise this redemption call right, Callco must notify the transfer agent and Exchangeco of Callco’s intention to exercise this right at least 60 days before the redemption date. The transfer agent will notify the holders of the exchangeable shares as to whether or not Callco has exercised its redemption call right after the expiry of the period during which Callco can exercise its redemption call right. If Callco exercises its redemption call right, it will purchase on the redemption date all of the exchangeable shares then outstanding (other than those held by Gran Tierra and its affiliates).

The “redemption date” is a date, if any, fixed by the Exchangeco board of directors after the date that is no earlier than the fifth anniversary of the date of the completion of the consolidation of Gran Tierra and Solana. If at any time (i) fewer than 25,285,358 exchangeable shares (other than exchangeable shares held by Gran Tierra or its affiliates) issued as a result of the Solana transaction are outstanding or (ii) the board of directors, in connection with certain actions described in the arrangement agreement, shall have determined that it is reasonable and practicable to redeem the exchangeable shares, the board of directors may elect to have Exchangeco redeem all but not less than all of the outstanding exchangeable shares.

On or after the redemption date, upon your delivery of the certificates representing the exchangeable shares and the other documents as may be required to an office of the transfer agent or the registered office of Gran Tierra, Exchangeco or Callco will deliver, for each exchangeable share, one share of Gran Tierra common stock and, on the payment date therefor, a check in an amount equal to the amount of the declared and unpaid dividends, if any, on the redeemed exchangeable shares, less any amounts withheld on account of tax.

Purchase for Cancellation

Subject to applicable law, Exchangeco may at any time and from time to time purchase for cancellation all or any part of the outstanding exchangeable shares.

Liquidation Rights with Respect to Exchangeco

In the event of the liquidation, dissolution or winding up of Exchangeco or other distribution of the assets of Exchangeco for the purpose of liquidating its affairs, you will have, subject to applicable law and Callco’s overriding liquidation call right, preferential rights to receive from Exchangeco for each exchangeable share you hold one share of Gran Tierra common stock, and (provided you hold the exchangeable share on the applicable dividend record date) on the applicable payment date an amount in cash equal to the declared and unpaid dividends, if any, on that exchangeable share, less any amount withheld on account of tax. Upon the occurrence of a liquidation, dissolution or winding up, Callco will have an overriding liquidation call right to purchase all of the outstanding exchangeable shares (other than exchangeable shares held by Gran Tierra and its affiliates) from you on the liquidation date for the same consideration per share.

Upon the occurrence and during the continuance of an “insolvency event” (as defined in the following paragraph), you will be entitled to instruct the trustee under the voting and exchange trust agreement to exercise the exchange right with respect to any or all of the exchangeable shares you hold and require Gran Tierra to purchase these shares. As soon as practicable following the occurrence of an insolvency event or any event which may, with the passage of time and/or the giving of notice, become an insolvency event, Exchangeco and Gran Tierra must, under the voting and exchange trust agreement, give written notice to the trustee. As soon as practicable after receiving notice, the trustee will notify you of the insolvency event and will advise you of your rights with respect to the exchange right. The purchase price payable by Gran Tierra for each exchangeable share purchased under the exchange right will be equal to one corresponding share of Gran Tierra common stock and (provided you hold the exchangeable share on the applicable dividend record date) the amount of all declared and unpaid dividends, if any, on that exchangeable share, less any amount withheld on account of tax.

6.

An “insolvency event” means:

•
the institution by Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Exchangeco to the institution of bankruptcy, insolvency or winding-up proceedings against it;

•
the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Exchangeco to contest in good faith any such proceedings commenced in respect of Exchangeco within 30 days of becoming aware thereof, or the consent by Exchangeco to the filing of any such petition or to the appointment of a receiver;

•	the making by Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Exchangeco of its inability to pay its debts generally as they become due; or

•	Exchangeco not being permitted, under solvency requirements of applicable law, to redeem any retracted exchangeable shares under the provisions attaching to the exchangeable shares.

In addition, if, as a result of solvency requirements or applicable law, Exchangeco is not permitted to redeem all exchangeable shares identified in a retraction request, and Callco has not exercised its retraction call right, then the retraction request will constitute notice from you to the trustee to exercise your exchange right under the voting and exchange trust agreement and the trustee, on your behalf, will require Gran Tierra to purchase any exchangeable shares on the retraction date set forth in the retraction request.

Liquidation Rights with Respect to Gran Tierra

In order for the holders of exchangeable shares to participate on a pro rata basis with the holders of corresponding shares of Gran Tierra common stock, on the fifth business day prior to the effective date of a Gran Tierra liquidation event (a specified event relating to the voluntary or involuntary liquidation, dissolution, winding up or other distribution of the assets of Gran Tierra among its shareholders for the purpose of winding up its affairs), each exchangeable share (other than those held by Gran Tierra and its affiliates) will automatically be exchanged for one share of Gran Tierra common stock and (provided you hold the exchangeable share on the applicable dividend record date), on the applicable payment date an amount in cash equal to the declared and unpaid dividends, if any, on that exchangeable share, less any amount withheld on account of tax. Upon your request and surrender of exchangeable share certificates, duly endorsed in blank and accompanied by those instruments of transfer that Gran Tierra may reasonably require, Gran Tierra will deliver to you certificates representing an equivalent number of corresponding shares of Gran Tierra common stock, plus (provided you hold the exchangeable share on the applicable dividend record date) a check for the amount of those dividends, if any, for the exchangeable shares exchanged by you under the automatic exchange right, less any amount withheld on account of tax.

Solana Warrants

As of September 5, 2008, warrants to purchase 7,500,000 shares of Solana common stock at an exercise price per share of Solana common stock of Cdn$2.00 were outstanding. Such warrants expire on April 2, 2010. The warrants may be exercised in whole or in part at any time prior to the expiration date of the warrants. All of these warrants that are not exercised or acquired for cash in or prior to the Solana transaction, will, after the completion of the Solana transaction, represent warrants to purchase shares of our common stock. We refer to these warrants as the Solana warrants.

Upon the closing of the Solana transaction, we will assume Solana’s obligations under all of the Solana warrants. After the closing, each warrant will be exercisable for a number of shares of our common stock equal to the product obtained by multiplying the number of shares of Solana common stock subject to such warrant by the exchange ratio (rounded down to a whole number of shares). The exercise price of each such warrant per share of our common stock will be equal to the exercise price per share of Solana common stock of such warrant immediately prior to the consummation of the plan of arrangement, divided by the exchange ratio. As a result, the exercise price of the Solana warrants will be approximately Cdn$2.10. The term to expiry, conditions to and the manner of exercising, vesting schedule and all other terms and conditions of such warrants are otherwise unchanged, and any document or agreement previously evidencing a Solana warrant evidences and is deemed to evidence the assumed warrant.

7.

Assuming no warrants are exercised or acquired for cash in or prior to the Solana transaction, the Solana warrants will be exercisable for 7,145,938 shares of our common stock, subject to adjustment. The number of shares of our common stock issuable upon exercise of each Solana warrant is subject to adjustment if we subdivide, redivide or change our outstanding common stock into a greater number of shares or if we reduce, combine or consolidate our outstanding common stock into a smaller number of shares. In addition, if we otherwise reclassify our common stock or if we effect a capital reorganization, merger, amalgamation, consolidation or sell all or substantially all of our assets, each Solana warrant will, after the effective time of any such action or transaction, be exercisable for the number and type of shares, other securities or property that the holder of the Solana warrant would have been entitled to receive had the holder of the Solana warrant been the registered holder of the number of shares of our common stock issuable upon exercise of the Solana warrant on the record date or the effective date of any such transaction.

If we fix a record date for making a distribution or dividend of cash, Gran Tierra’s shares of any class, rights options or warrants, evidence of indebtedness, or assets (including shares of other corporations) to all or substantially all the holders of our outstanding common stock, the holder of a Solana warrant shall be entitled to receive, upon exercise of such warrant, the amount of cash or the number and kind of shares, other securities or property the holder of the Solana warrant would have been entitled to receive had the holder of the Solana warrant been the registered holder of the number of shares of our common stock issuable upon exercise of the Solana warrant on such record date.

Additional Information

For a more detailed description of the exchangeable shares and Solana warrants, please see “Description of the Arrangement - Transaction Mechanics and Description of GTE-Solana Exchangeable Shares” and “Description of the Arrangement – Treatment of Warrants in the Joint Management Information Circular and Proxy Statement filed by Gran Tierra with the SEC on Schedule 14A on September 9, 2008, which is incorporated by reference in this prospectus. The terms on which shares of Gran Tierra common stock may be issued upon exchange or redemption of the exchangeable shares or upon exercise of the Solana warrants are set forth in the plan of arrangement, including the provisions attaching to the exchangeable shares as set forth in Exhibit A to the plan of arrangement, and certain provisions of the form of voting and exchange trust agreement, each of which is included as an exhibit to the registration statement of which this prospectus is a part. The description above of the terms on which shares of Gran Tierra common stock may be issued upon exchange or redemption of the exchangeable shares or upon exercise of the Solana warrants is qualified by reference to the plan of arrangement (including the provisions attaching to the exchangeable shares) and the form of voting and exchange trust agreement.

The support agreement entered into by Gran Tierra, Callco and Exchangeco provides, among other things, that we will take all actions and do all things reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to perform its obligations arising upon the liquidation, dissolution or winding-up of any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs or in the event of a retraction demand by a holder of exchangeable shares or a redemption of exchangeable shares on the redemption date, as the case may be (including those obligations of Exchangeco described above). The form of the support agreement is included as an exhibit to the registration statement of which this prospectus is a part, and its description is qualified in its entirety by reference thereto.

We will pay all expenses incurred in connection with the distribution described in this prospectus.

INCOME TAX CONSEQUENCES

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Blake, Cassels & Graydon LLP, Canadian counsel to Gran Tierra, the following summary fairly describes the principal Canadian federal income tax considerations pursuant to the Tax Act generally applicable to holders of exchangeable shares who exchange their exchangeable shares for shares of Gran Tierra common stock in a retraction (a voluntary exchange initiated by a holder of exchangeable shares), redemption (an exchange initiated by Exchangeco to redeem the exchangeable shares) or purchase (a purchase of exchangeable shares by Exchangeco for cancellation) pursuant to the terms set forth in the Provisions Attaching to the Exchangeable Shares (Schedule A in the Plan of Arrangement), and who, at all relevant times for the purposes of the Tax Act, are, for the purposes of the Tax Act and any applicable income tax treaty or convention, resident or deemed to be resident in Canada, hold such shares as capital property and deal at arm's length with each of Exchangeco and Gran Tierra ("Resident Shareholders"). Generally, such shares will constitute capital property to a holder provided such holder does not hold such property in the course of carrying on a business and has not acquired such property in one or more transactions considered to be an adventure or concern in the nature of trade. Shareholders who do not hold their exchangeable shares or shares of Gran Tierra common stock as capital property, as the case may be, should consult their own tax advisors with respect to their particular circumstances.

This summary is not applicable to a holder that is a "financial institution" for purposes of the mark-to-market rules contained in the Tax Act, a holder that is a "specified financial institution", a holder an interest in which is a "tax shelter" or a "tax shelter investment", or a holder with respect to whom Gran Tierra is a "foreign affiliate", each as defined in the Tax Act, a holder who is exempt from paying tax under Part I of the Tax Act, or a holder to whom the functional currency reporting rules contained in subsection 261(4) of the Tax Act would apply. Any such holders should consult their own tax advisors.

8.

This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments"), and counsel's understanding, based on publicly available published materials, of the current administrative policies and assessing practices of the Canada Revenue Agency ("CRA").

This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account any changes in the law, whether by legislative, regulatory or judicial action, or any changes in the administrative policies and assessing practices of the CRA, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

This discussion is of a general nature only. Therefore, holders should consult their own tax advisors with respect to their particular circumstances.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of shares of Gran Tierra common stock, including the receipt of dividends and the calculation of any adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise.

Redemption, Retraction  or Purchase of Exchangeable Shares

On the redemption (retraction or purchase) of an exchangeable share by Exchangeco, the holder of such exchangeable share will be deemed to have received a dividend equal to the amount, if any, by which the redemption, retraction or purchase proceeds exceed the paid-up capital at the time of the exchangeable share so redeemed. For these purposes, the redemption proceeds will be the fair market value of the shares of Gran Tierra common stock (or other consideration) received from Exchangeco at the time of the redemption, retraction or purchase plus the amount, if any, of all then accrued but unpaid dividends on the exchangeable shares paid on the redemption, retraction or purchase. Such deemed dividend will be included in computing the shareholder's income, and will be generally be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations under the Tax Act. In the case of a Resident Shareholder that is a corporation, such deemed dividend normally would be included in the corporation's income and would be deductible in computing its taxable income. A Resident Shareholder that is a "private corporation", as defined in the Tax Act, or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% of such deemed dividend to the extent that such dividend is deductible in computing the shareholder's taxable income. A Resident Shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include deemed dividends that are not deductible in computing taxable income.

On a redemption, retraction or purchase, the holder of an exchangeable share will also be considered to have disposed of the exchangeable share, but the amount of the deemed dividend will be excluded in computing the holder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition. In the case of a Resident Shareholder that is a corporation, in some circumstances, the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. The taxation of capital gains and capital losses is described below.

Exchange of Exchangeable Shares

On the exchange by a Resident Shareholder of an exchangeable share with Gran Tierra or Callco for a share of Gran Tierra common stock, the shareholder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the exchangeable share immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of exchange of the share of Gran Tierra common stock plus any other amount received by the holder from Gran Tierra or a subsidiary of Gran Tierra as part of the exchange consideration other than amounts required to be included in income as a dividend. The taxation of capital gains and capital losses is described below.

9.

Dividends on Gran Tierra Common Stock

Dividends on shares of Gran Tierra common stock will be included in the recipient's income for the purposes of the Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Tax Act. A Resident Shareholder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable to pay an additional refundable tax of 6⅔% on its "aggregate investment income" for the year which will include such dividends. United States non-resident withholding tax on such dividends received by Canadian residents will be generally eligible for foreign tax credit or deduction treatment, where applicable, under the Tax Act.

Disposition of Gran Tierra Shares

The cost of shares of Gran Tierra common stock received on a retraction, redemption or exchange of exchangeable shares will be equal to the fair market value of such shares at the time of such event. The adjusted cost base to a holder of shares of Gran Tierra common stock acquired on a retraction, redemption or exchange of exchangeable shares will be determined by averaging the cost of such shares with the adjusted cost base of all other shares of Gran Tierra common stock held by such holder as capital property immediately before the retraction, redemption or exchange, as the case may be. A disposition or deemed disposition of shares of Gran Tierra common stock by a holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such shares immediately before the disposition. The taxation of capital gains and capital losses is described below.

Taxation of Capital Gains and Capital Losses

One-half of any capital gain (a taxable capital gain) realized on a disposition of shares must be included in a Resident Shareholder's income for the year of disposition. One-half of any capital loss (an allowable capital loss) generally may be deducted by the Resident Shareholder against taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against taxable capital gains in such other years to the extent and under the circumstances described in the Tax Act.

Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

A Resident Shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable to pay an additional refundable tax of 6⅔% on its "aggregate investment income" for the year which will include an amount in respect of taxable capital gains.

If a Resident Shareholder is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of shares may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns shares. Resident Shareholders to whom these rules may be relevant should consult their own tax advisors.

Foreign Property Information Reporting

A Resident Shareholder that is a "specified Canadian entity" for a taxation year or a fiscal period and whose total cost amount of "specified foreign property" at any time in the year or fiscal period exceeds Cdn$100,000 will be required to file an information return for the year or period disclosing prescribed information in respect of such property, such as the cost amount of such property and the amount of any dividends, interest and gains or losses realized in the year in respect of such property. Subject to certain exceptions, a taxpayer resident in Canada in the year will be a specified Canadian entity. Specified foreign property is defined in the Tax Act to include shares of the capital stock of a non-resident corporation and property that, under the terms or conditions thereof or any agreement related thereto, is convertible into, exchangeable for or confers a right to acquire, property that is a share of the capital stock of a non-resident corporation.

The exchangeable shares and shares of Gran Tierra common stock will be/are specified foreign property. As a result, if the aggregate cost amount of any specified foreign property held by a Resident Shareholder (including any exchangeable shares and shares of Gran Tierra common stock) at any time in a taxation year or fiscal period exceeds Cdn$100,000, the Resident Shareholder will be required to file an information return for the year as described above. Resident Shareholders are encouraged to consult their own tax advisors as to whether they must file an information return under these rules.

10.

Foreign Investment Entity Status

Bill C-10, which received second reading in the Senate and was referred to the Banking, Trade and Commerce Committee on December 4, 2007, will amend the Tax Act (if passed by the Senate and enacted in their current form) in relation to the income tax treatment of investments by Canadian residents in non-resident entities that constitute "foreign investment entities" (each, a "FIE") applicable for taxation years commencing after 2006 (the "FIE Tax Rules"). In general terms, the FIE Tax Rules, as currently drafted, would apply to require a Shareholder that holds a "participating interest" (that is not an "exempt interest") in a non-resident entity that is a FIE at the entity’s taxation year-end to take into account in computing the Shareholder’s income for the Shareholder’s taxation year that includes such taxation year-end: (i) an amount based on a prescribed rate of return on the "designated cost" of such participating interest held by the Shareholder at the end of each month ending in the Shareholder’s taxation year at which time the participating interest is held by the Shareholder; (ii) in certain limited circumstances, any gains or losses accrued on such participating interest for the year; or (iii) in certain limited circumstances, the Shareholder’s proportionate share of the FIE’s income (or loss) for the year calculated using Canadian tax rules.

The shares of Gran Tierra common stock would constitute an “exempt interest” to a Resident Shareholder so long as (i) they qualified as an “arm’s length interest” (as defined under the FIE Tax Rules) to the Resident Shareholder (ii) they are listed on a designated stock exchange and (iii) it is reasonable to conclude that the Resident Shareholder has no tax avoidance motive. The determination of whether a Resident Shareholder will have a tax avoidance motive in respect of the shares of Gran Tierra common stock within the meaning of the FIE Tax Rules will depend on the particular circumstances of the Resident Shareholder. Resident Shareholders should consult their own tax advisors regarding the determination of whether they have such a tax avoidance motive. The shares of Gran Tierra common stock will generally qualify as an “arm’s length interest” at any time for the purposes of the FIE Tax Rules if (i) it is reasonable to conclude that there are at least 150 persons each of which holds at that time shares of Gran Tierra common stock having a total market value of at least $500 (ii) it is reasonable to conclude that the shares of Gran Tierra common stock can normally be acquired and sold by members of the public in the open market and (iii) the aggregate fair market value at that time of the shares of Gran Tierra common stock that are held by the Resident Shareholder, or an entity or individual with whom the Resident Shareholder does not deal at arm’s length, does not exceed 10% of the aggregate fair market value of all of the shares of Gran Tierra common stock at that time.

The FIE Tax Rules are complex and have been subject to extensive amendments. No assurances can be given that these provisions will be enacted in the form proposed. Resident Shareholders should consult their own tax advisors regarding the application of the FIE Tax Rules to their particular circumstances.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RETRACTION, REDEMPTION OR PURCHASE OF EXCHANGEABLE SHARES

In the opinion of Cooley Godward Kronish LLP, the following discussion constitutes a fair and accurate summary of the anticipated material U.S. federal income tax consequences to U.S. Holders of exchangeable shares who exchange their exchangeable shares for shares of Gran Tierra common stock in a retraction (a voluntary exchange initiated by a holder of exchangeable shares), redemption (an exchange initiated by Exchangeco to redeem the exchangeable shares) or purchase (a purchase of exchangeable shares by Exchangeco for cancellation) pursuant to the terms set forth in the Provisions Attaching to the Exchangeable Shares (Schedule A in the Plan of Arrangement). This discussion does not address any tax consequences arising under the income or other tax laws of any state, local or foreign jurisdiction or any tax treaties. It is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions discussed below and the tax consequences of a retraction, redemption or purchase transaction.

This discussion assumes that holders of exchangeable shares hold their shares as capital assets. Except as expressly indicated below (see the section below entitled “Consequences of a Retraction, Redemption or Purchase Transaction for non-U.S. Holders”), this discussion does not address the consequences of a retraction, or redemption or purchase transaction to any person that is not a U.S. Holder as defined below. This discussion does not address all tax consequences that may be relevant to particular holders in light of their individual circumstances, or the tax consequences to holders subject to special tax rules, including, without limitation:

11.

•	banks, insurance companies and other financial institutions;

•	broker-dealers;

•	traders;

•	tax-exempt organizations;

•	persons who are or will be subject to the alternative minimum tax;

•	persons who will hold exchangeable shares as a position in a “straddle” or as part of a hedging,” “conversion” or other risk reduction transaction;

•	persons that have a functional currency other than the U.S. dollar;

•	persons who own, or are deemed to own, 10% or more, determined by voting power or value, of the exchangeable shares;

•	persons who acquire their exchangeable shares in exchange for Solano common shares that were acquired through share option or share purchase programs or other compensation arrangements; and

•	any person that will hold its exchangeable shares through a partnership or other pass-through entity.

No ruling has been or will be sought from the Internal Revenue Service as to the tax consequences of a retraction, redemption or purchase transaction, and the following discussion is not binding on the Internal Revenue Service or the courts. As a result, the Internal Revenue Service could adopt a contrary position, and a contrary position could be sustained by a court.

We urge each person who will become a holder of exchangeable shares to consult his or her own tax advisor regarding the U.S. federal income and other tax consequences of a retraction, redemption or purchase transaction to such holder.

For purposes of this discussion, a “U.S. Holder” means a person who will become a holder of exchangeable shares that is:

•	a citizen or resident of the United States;

•	a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if a U.S. court can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of its substantial decisions.

A “Non-U.S. Holder” is a holder other than a U.S. Holder.

If a partnership or other pass-through entity holds exchangeable shares, the tax treatment of a member of the partnership or other pass-through entity will generally depend upon the status of the member and the activities of the partnership or other entity. Partnerships and other pass-through entities holding exchangeable shares and their owners, should consult their tax advisors regarding the tax consequences of a retraction, redemption or purchase transaction to them.

Consequences of a Retraction, Redemption or Purchase Transaction for U.S. Holders

The U.S. federal income tax consequences of a retraction, redemption or purchase transaction to U.S. Holders will depend on whether the exchangeable shares together with their ancillary rights are treated as shares of Exchangeco stock or shares of Gran Tierra common stock for U.S. federal income tax purposes. The exchangeable shares and their ancillary rights will be substantially equivalent to shares of Gran Tierra common stock because the exchangeable shares will (i) have economic rights (e.g., the right to dividends and liquidating distributions) and legal rights (e.g., voting rights) that are substantially similar to the economic and legal rights of shares of Gran Tierra common stock, and (ii) be allowed to convert, or forced to convert under certain circumstances (e.g., the liquidation of Exchangeco or the passage of five years from the closing of the arrangement) into shares of Gran Tierra common stock at a price that will result in a holder receiving the same number of shares of Gran Tierra common stock (adjusted for stock splits and stock dividends) that the holder would have received at the time the arrangement was closed had the holder exchanged Solano Shares for shares of Gran Tierra common stock in accordance with terms of the arrangement agreement.

12.

There is no direct authority addressing the proper characterization of financial instruments with characteristics similar to the exchangeable shares and their ancillary rights for U.S. federal income tax purposes. As a consequence, it is not possible to determine whether the exchangeable shares will be treated as shares of Exchangeco stock or shares of Gran Tierra common stock for U.S. federal income tax purposes, and, accordingly, Cooley Godward Kronish LLP is unable to express an opinion with respect to such treatment. Because the U.S. federal income tax consequences of a retraction, redemption or purchase transaction will depend on such treatment, it is only possible to describe such consequences in the alternative.

If the exchangeable shares and their ancillary rights are treated as shares of Gran Tierra common stock for U.S. federal income tax purposes, a retraction, redemption or purchase transaction (in which exchangeable shares are exchanged for shares of Gran Tierra common stock) should not be a taxable event.

If the exchangeable shares and their ancillary rights are not treated as shares of Gran Tierra common stock for U.S. federal income tax purposes, then subject to the discussion below in the section entitled “Passive Foreign Investment Companies”, a retraction, redemption or purchase transaction will generally have the following tax consequences:

•
The U.S. Holder will recognize capital gain or loss equal to the difference between (i) the fair market value of the shares of Gran Tierra common stock received and (ii) the holder’s adjusted tax basis in the exchangeable shares surrendered;

•	The aggregate tax basis in the shares of Gran Tierra common stock received by the U.S. Holder will generally equal the fair market value of such shares; and

•	The holding period in the shares of Gran Tierra common stock received by the U.S. Holder will begin the day after the retraction, redemption or purchase transaction.

Gain or loss recognized will be long-term capital gain or loss if the holder’s holding period for the exchangeable shares surrendered exceeds one year on the day of the retraction, redemption or purchase transaction. The recognition and the deductibility of capital losses are subject to limitations. U.S. Holders who acquired multiple blocks of exchangeable shares at different prices or different times should consult their tax advisors concerning the allocation of basis and holding period among such shares.

Passive Foreign Investment Companies

In general, if exchangeable shares held by a U.S. Holder are treated as shares of Exchangeco stock and as shares of a “passive foreign investment company”, gain recognized on the retraction, redemption or purchase of exchangeable shares will be taxed under the passive foreign investment company “excess distribution regime,” unless the U.S. Holder made a timely “qualified electing fund” election or “mark-to-market” election. Under the excess distribution regime, federal income tax on gain recognized would be calculated by allocating the gain ratably to each day in the U.S. Holder’s holding period. Gain allocated to years preceding the first year in which Exchangeco was a passive foreign investment company in the U.S. Holder’s holding period and gain allocated to the year in which the retraction, redemption or purchase of the shares occurred, would be treated as gain arising in the such year and taxed as ordinary income. Gain allocated to all other years would be taxed at the highest ordinary income tax rate in effect for each of those years. Interest would be calculated and added to the tax due as if the tax was due and payable with the tax returns filed by the U.S. Holder for those years.

Exchangeco will be classified as a passive foreign investment company for any taxable year in which either: (a) 75 percent or more of its gross income was passive income; or (b) 50 percent or more of the value of its average assets consisted of assets that produced, or were held for the production of, passive income (passive assets for this purpose includes cash and cash equivalents held as working capital). Subject to certain limited exceptions, exchangeable shares held by a U.S. Holder at any time during a taxable year in which Exchangeco is a passive foreign investment company will be treated as shares of a passive foreign investment company in the hands of the holder for all subsequent years even though Exchangeco does not meet the gross income or passive asset thresholds necessary to be classified as a passive foreign investment company in a subsequent year. Based on current estimates of Exchangeco’s gross income and gross assets and the nature of its business, Exchangeco believes it will not be classified as a passive foreign investment company in the current year. The status of Exchangeco in future years however, will depend on its income, assets and activities in those years.

The passive foreign investment company rules are extremely complex and could, if they apply, have significant adverse effects on the taxation of gains recognized by a U.S. Holder. Accordingly, U.S. Holders are strongly urged to consult their tax advisors to determine the potential application of the passive foreign investment company rules to their particular circumstances and any elections available for alternative treatment under such rules.

Consequences of a Retraction, Redemption or Purchase Transaction for Non-U.S. Holders

If the exchangeable shares are treated as shares of Gran Tierra common stock for U.S. federal income tax purposes, a retraction, redemption or purchase transaction should not be a taxable transaction.

13.

If the exchangeable shares are treated as shares of Exchangeco stock for U.S. federal income tax purposes, gain or loss will be recognized on a retraction, redemption or purchase transaction. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on the exchange of exchangeable shares for shares of Gran Tierra common stock unless (i) the gain is effectively connected with a trade or business conducted by such holder in the United States, or (ii) in the case of a Non-U.S. Holder who is a non resident alien individual, such individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.

If you are a Non-U.S. Holder with gain described in (i) above, you may be required to pay tax on the net gain derived from the exchange at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders with gain described in (i) above may be subject to the branch profits tax at a statutory rate of 30%. If you are an individual Non-U.S. Holder described in (ii) above, you may be required to pay a flat 30% tax on gain derived from the exchange.

Information Reporting Requirements and Backup Withholding

Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient’s country of residence.

Certain noncorporate holders of exchangeable shares may be subject to backup withholding, currently at a 28% rate, on amounts received pursuant to a retraction, redemption or purchase transaction. Backup withholding generally will not apply, however, to a holder of exchangeable shares who:

•
furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 (or successor form) included in the letter of transmittal to be delivered to the holders of exchangeable shares following a retraction, redemption or purchase transaction;

•	provides a certification of foreign status on Internal Revenue Service Form W-8BEN or other appropriate form; or
•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules may be eligible for a refund or allowed as a credit against a holder’s U.S. federal income tax liability, provided the holder furnishes the required information to the Internal Revenue Service.

EACH HOLDER OF EXCHANGEABLE SHARES IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF A RETRACTION, REDEMPTION OR PURCHASE TRANSACTION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Kummer Kaempfer Bonner Renshaw & Ferrario.

EXPERTS

The consolidated financial statements of Gran Tierra Energy Inc. incorporated in this Prospectus by reference from Amendment No. 1 to Gran Tierra Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of Gran Tierra Energy Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the restatement of the financial statements; and (2) express an adverse opinion on the effectiveness of internal control over financial reporting due to a material weakness), which are incorporated by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Argosy Energy International, LP as of December 31, 2005 and 2004, and for each of the years then ended, have been incorporated by reference in this Prospectus herein in reliance upon the report of KPMG Ltda., independent public accountants, also incorporated by reference in this Prospectus, and upon the authority of said firm as experts in accounting and auditing. The studies to estimated proved oil reserves for the years 2003, 2004 and 2005 referred to therein were prepared by Huddleston & Co., Inc.

The information regarding Gran Tierra’s oil and gas reserves incorporated by reference in this Prospectus has been reviewed by Gaffney, Cline & Associates, independent consultants.

14.

The consolidated financial statements of Solana Resources Limited incorporated in this Prospectus by reference to the Joint Management Information Circular and Proxy Statement filed by Gran Tierra on Schedule 14A on September 9, 2008, have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of of such firm given upon their authority as experts in accounting and auditing.

The information regarding Solana’s oil and gas reserves incorporated by reference in this Prospectus has been reviewed by DeGolyer and MacNaughton Canada Limited.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

Our Internet website is www.grantierra.com. On the Investor Relations page of that website, we provide access to all of our reports and amendments to these reports that we furnish or file with the SEC free of charge as soon as reasonably practicable after filing with the SEC. Additionally, our SEC filings are available at the SEC’s website (www.sec.gov).

Our common stock is traded on the American Stock Exchange under the symbol GTE and on the Toronto Stock Exchange under the symbol GTE. In addition, reports, proxy statements and other information concerning our company can be inspected at our offices at 300, 611-10th Avenue S.W. Calgary, Alberta, Canada, T2R 0B2. Our Internet website at www.grantierra.com contains information concerning us. The information at our Internet website is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

The SEC allows us to ‘incorporate by reference’ the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus modifies or supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, and information that we file later with the SEC also will automatically update and supersede this information. We incorporate by reference the documents listed below, any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date we filed the registration statement of which this prospectus is a part and before the effective date of the registration statement and any future filings we will make with the SEC under those sections.

We incorporate by reference the documents listed below and any documents that we file in the future with the SEC under Sections 13(a), 13 (c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K):

1.	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 14, 2008, as amended by Form 10-K/A, filed with the SEC on May 12, 2008;

2.	Our Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the SEC on May 12, 2008, as amended by Form 10-Q/A, filed with the SEC on May 13, 2008;

3.	Our Quarterly Report on Form 10-Q for the period ended June 30, 2008, filed with the SEC on August 11, 2008;

4.
Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 15, 2008, January 22, 2008, January 30, 2008, February 28, 2008, March 5, 2008, March 6, 2008, March 11, 2008, March 27, 2008, March 28, 2008, April 7, 2008, April 8, 2008, April 11, 2008, April 24, 2008, May 12, 2008, June 17, 2008, July 8, 2008, July 10, 2008, July 29, 2008 (reflecting disclosures under Items 8.01 and 9.01), August 1, 2008, and August 22, 2008;

5.	Our Preliminary Joint Management Information Circular and Proxy Statement filed by Gran Tierra on Schedule 14A, filed with the SEC on September 9, 2008; and

6.
The description of our capital stock set forth in our Form 8-K filed with the SEC on April 7, 2008, as updated by the description under “Description of Capital Stock” set forth in Post-Effective Amendment Number 3 to Registration Statement on Form S-1 (Registration No. 333-140171) filed with the SEC on May 21, 2008.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Martin Eden, Secretary, 300, 611-10th Avenue S.W. Calgary, Alberta, Canada, T2R 0B2. telephone number (403) 265-3221.

15.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses to be paid by us in connection with the distribution of the securities being registered are as set forth in the following table. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC registration fee	$22,041
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Trustee fees and expenses	5,000
Miscellaneous expenses	2,959
Total	$50,000

Item 15. Indemnification of Directors and Officers

Under Nevada law, a corporation shall indemnify a director or officer against expenses, including attorneys’ fees, actually and reasonably incurred by him, to the extent the director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding. A corporation may indemnify a director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with the action, suit or proceeding. Excepted from that immunity are:

•	a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;
•	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
•	a transaction from which the director derived an improper personal profit; and
•	willful misconduct.
 Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, employees and former officers, directors and employees (including heirs and personal representatives) to the fullest extent permitted under Nevada law.

Item 16. Exhibits

Exhibit Number	Description

2.1
Arrangement Agreement, dated as of July 28, 2008, by and among Gran Tierra Energy Inc., Solana Resources Limited and Gran Tierra Exchangeco Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on August 1, 2008).*

2.2	Plan of Arrangement, including appendices (incorporated by reference to Exhibit A to Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on August 1, 2008).
5.1	Opinion of Kummer Kaempfer Bonner Renshaw & Ferrario with respect to the legality of the securities registered hereunder.
8.1	Opinion of Cooley Godward Kronish LLP with respect to material United States federal income tax consequences of the securities registered hereunder.
8.2	Opinion of Blake Cassels & Graydon LLP with respect to material Canadian federal income tax consequences relating to the securities registered hereunder.
23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Kummer Kaempfer Bonner Renshaw & Ferrario(included in Exhibit 5.1).
23.3	Consent of Cooley Godward Kronish LLP. (included in Exhibit 8.1).
23.4	Consent of Blake Cassels & Graydon LLP. (included in Exhibit 8.2).
23.5	Consent of Gaffney, Cline and Associates
23.6	Consent of KPMG Ltda
23.7	Consent of Huddleston & Co. Inc.
23.8	Consent of Deloitte & Touche LLP
23.9	Consent of DeGolyer and MacNaughton Canada Limited.
23.10	Consent of GLJ Petroleum Consultants Ltd.
24.1	Powers of Attorney (included on signature page to Registration Statement)

*
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Gran Tierra undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sale are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraph (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(e) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(f) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) off the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on the 3rd day of September, 2008.

Gran Tierra Energy Inc.

By:	/s/ Dana Coffield
	Name:	Dana Coffield
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dana Coffield and Martin Eden, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dana Coffield	President, Chief Executive Officer, Director	September 3, 2008
Dana Coffield	(Principal Executive Officer)

/s/ Martin Eden	Chief Financial Officer	September 3, 2008
Martin Eden	(Principal Financial Officer and Accounting
Officer)

/s/ Jeffrey Scott	Chairman of the Board of Directors	September 3, 2008
Jeffrey Scott

/s/ Walter Dawson	Director	September 3, 2008
Walter Dawson

/s/ Verne Johnson	Director	September 3, 2008
Verne Johnson

/s/ Nicholas G. Kirton	Director	September 3, 2008
Nicholas G. Kirton

INDEX TO EXHIBITS

Exhibit Number	Description

2.1
Arrangement Agreement, dated as of July 28, 2008, by and among Gran Tierra Energy Inc., Solana Resources Limited and Gran Tierra Exchangeco Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on August 1, 2008).*

2.2	Plan of Arrangement, including appendices (incorporated by reference to Exhibit A to Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on August 1, 2008).

5.1	Opinion of Kummer Kaempfer Bonner Renshaw & Ferrario with respect to the legality of the securities registered hereunder.

8.1	Opinion of Cooley Godward Kronish LLP with respect to material United States federal income tax consequences of the securities registered hereunder.

8.2	Opinion of Blake Cassels & Graydon LLP with respect to material Canadian federal income tax consequences relating to the securities registered hereunder.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Kummer Kaempfer Bonner Renshaw & Ferrario(included in Exhibit 5.1).

23.3	Consent of Cooley Godward Kronish LLP. (included in Exhibit 8.1).

23.4	Consent of Blake Cassels & Graydon LLP. (included in Exhibit 8.2).

23.5	Consent of Gaffney, Cline and Associates

23.6	Consent of KPMG Ltda

23.7	Consent of Huddleston & Co. Inc.

23.8	Consent of Deloitte & Touche LLP

23.9	Consent of DeGolyer and MacNaughton Canada Limited.

23.10	GLJ Petroleum Consultants Ltd.

24.1	Consent of Powers of Attorney (included on signature page to Registration Statement)

*
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Gran Tierra undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.